Exhibit 10.13

BENSON HILL, INC. RESTRICTED STOCK UNIT AGREEMENT — EARN OUT AWARD
This Restricted Stock Unit Agreement (this “Agreement”) is made and entered into as of September 29, 2021 (the “Grant Date”) by and between BENSON HILL, INC. (f/k/a STAR PEAK CORP II) (the “Company”) and JASON BULL (“you”). The Company adopted the Benson Hill, Inc. 2021 Omnibus Incentive Plan (the “Plan”) pursuant to which awards of Restricted Stock Units may be granted.
In connection with the Company’s merger with Star Peak Corp II and in consideration of the services you render to the Company, the Company hereby issues you a number of Restricted Stock Units as reflected in your Carta account (the “Earn-Out RSUs”). Each Earn-Out RSU represents the right to receive one share of Company Common Stock upon vesting and settlement of the Earn-Out RSU. Your Earn-Out RSUs are subject to the following terms and conditions, as well as the terms and conditions of the Plan. By accepting these Earn-Out RSUs, you also agree to be bound by the terms, conditions and restrictions of the Lock-Up Agreement attached as Exhibit A. Unless otherwise specified, capitalized terms used but not defined below have the meaning ascribed to them in the Plan.
1.Vesting and Settlement. Your “Vesting Start Date” is September 29, 2021. Subject to your continued service, if at any time on or after the Vesting Start Date but on or prior to the 3rd anniversary of the Vesting Start Date the closing price per share of the Common Stock over any 20 trading days within any 30 consecutive trading day period equals or exceeds: (i) $14, then 50% of your Earn-Out RSUs will vest; and (ii) $16, then 50% of your Earn-Out RSUs will vest. Notwithstanding any other provision of this Agreement or the Plan to the contrary, any portion of the Earn-Out RSUs that have not vested as of the 3rd anniversary of the Vesting Start Date will be forfeited.
If (i) your service is terminated under Section 4.2 of your Employment Agreement as a result of the Company terminating you without “Cause” (as that term is defined in Section 4.1 of your Employment Agreement) or by you resigning for “Good Reason” (as that term is defined in Section 4.1 of your Employment Agreement), (ii) such resignation or termination occurs within 12 months following a Change in Control, or if the circumstances that ultimately give rise to such resignation or termination occur within the three months prior to a Change in Control, and (iii) and subject to you executing a “Release” that becomes effective on the “Release Effective Date” (as those terms are defined in Section 4.2 of your Employment Agreement), then upon such resignation or termination following or in connection with a Change in Control, the Change in Control Price will be deemed to be the price per share for vesting purposes and your Earn-Out RSUs will vest according to achievement of the applicable share price target set forth above.
If your service terminates for any other reason before your Earn-Out RSUs vest, you will automatically forfeit all interests and rights related to your unvested Earn-Out RSUs upon such termination of your service. You will have no right or interest in any forfeited Earn-Out RSUs and neither the Company nor any Affiliate will have any further obligations under this Agreement.

Subject to Section 6 (Taxes) of this Agreement, any portion of your Earn-Out RSUs that has achieved the vesting requirements will be settled within 60 days following the applicable vesting date. Upon settlement of your Earn-Out RSUs, the Company shall (a) issue and deliver to you the number of shares of Common Stock equal to the number of Earn-Out RSUs that vest on the vesting date (subject to any reduction of delivered shares via a net settlement agreement with the Company for withholding tax purposes), and (b) enter your name on the books of the Company as the shareholder of record with respect to the shares of Common Stock delivered to you.
2.Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, until your Earn-Out RSUs are settled in accordance with Section 1 (Vesting and Settlement) of this Agreement, you may not sell, transfer or encumber your Earn-Out RSUs (or any rights relating to your Earn-Out RSU) in any way. Any attempt to sell, transfer or encumber your Earn-Out RSUs (or any rights relating to your Earn-Out RSU) is wholly ineffective and, if you make any such attempt, you will automatically forfeit your Earn-Out RSUs and all of your rights to the Earn-Out RSUs will immediately terminate without any payment or consideration by the Company or any Affiliate.
3.Rights as Shareholder; Dividend Equivalents. You do not have any rights as a shareholder with respect to the shares of Common Stock underlying your Earn-Out RSUs unless and until your Earn-Out RSUs vest and are settled by the issuance of shares of Common Stock. Upon and following the settlement of your Earn-Out RSUs, you will be the record owner of the shares of Common Stock issued in settlement of your Earn-Out RSUs and you will be entitled to all rights of a shareholder of the Company (including voting rights) unless and until you sell or otherwise dispose of such shares.
If, prior to an unvested Earn-Out RSU’s settlement date, the Company declares a dividend on the shares of Common Stock, the Company will credit an account with an amount equal to the dividends that would have been paid to you had you been issued one share of Common Stock on the Grant Date for each unvested Earn-Out RSU (“Dividend Equivalents”). Dividend Equivalents shall be subject to the same vesting and forfeiture restrictions as the unvested Earn-Out RSUs to which they are attributable and shall be paid on the same date that the unvested Earn-Out RSUs to which they are attributable are settled in accordance with Section 1. To the extent vested, Dividend Equivalents credited to your account shall be distributed in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of the Dividend Equivalents, if any.
4.No Right to Continued Employment or Service. Neither the Plan nor this Agreement confers upon you any right to be retained in any position with the Company or any Affiliate. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company or any Affiliate to terminate your employment or service at any time, with or without Cause.
5.Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, your Earn-Out RSUs shall be adjusted or terminated in any manner as contemplated by Section 5 of the Plan.
6.Taxes. You are required to pay to the Company, and the Company has the right to deduct from any compensation paid to you pursuant to the Plan, the amount of any required withholding taxes in respect of your Earn-Out RSUs and to take all other action as the Committee deems necessary to satisfy all obligations for the payment of withholding taxes. The Committee may permit you to satisfy any federal, state or local tax withholding obligation by any of the means provided in Section 16 of the Plan, including but not limited to the Company withholding from delivery of shares of Common Stock.
Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding, the ultimate liability for all such taxes is and remains your responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any such taxes in connection with the grant, vesting or settlement of your Earn-Out RSUs or the subsequent sale of any shares; and (b) does not commit to structure your Earn-Out RSUs to reduce or eliminate your tax liability.
This Agreement is intended to comply with Code Section 409A or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Code Section 409A. Notwithstanding the foregoing, neither the Company nor any Affiliate makes any representations that the payments and benefits provided under this Agreement comply with Code Section 409A and in no event shall the Company nor any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Code Section 409A.
7.Compliance with Law. The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and you with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred prior to the effective date of the Company’s Form S-8 Registration Statement and unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.
8.Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Company’s Chief People Officer at the Company’s principal corporate offices. Any notice required to be delivered to you shall be in writing and addressed to your address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.
9.Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles.
10.Interpretation. This Agreement is subject to the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated by reference. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. Either party must submit any dispute regarding the interpretation of this Agreement to the Committee for review. The Committee’s resolution of any dispute is final and binding on both parties.
11.Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the Company’s successors and assigns. Subject to the restrictions on transfer, this Agreement will be binding upon you and your beneficiaries, executors, administrators and the person(s) to whom your Earn-Out RSUs may be transferred by will or the laws of descent or distribution.
12.Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.
13.Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of your Earn-Out RSUs in this Agreement does not create any contractual right or other right to receive any Earn-Out RSUs or other awards in the future. Future awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of your employment or service with the Company or any Affiliate.
14.Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel your Earn-Out RSUs, prospectively or retroactively; provided, that, no such action shall adversely affect your material rights under this Agreement without regard to this Section 14 without your consent.
15.No Impact on Other Benefits. The value of your Earn-Out RSUs is not part of your normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.
16.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by electronic means will have the same effect as physical delivery of the paper document bearing an original signature.
17.Acceptance. You hereby acknowledge receipt of a copy of the Plan and this Agreement (including Exhibit A). You have read and understand the terms and provisions the Plan and this Agreement (including Exhibit A), and accept your Earn-Out RSUs subject to all of the terms and conditions of the Plan and this Agreement (including Exhibit A).
[Signature page follows, remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BENSON HILL, INC. ______________________________________ By: __________________________________ Title: _________________________________	JASON BULL ______________________________________

[Signature page to Restricted Stock Unit Agreement — Earn Out Award]

EXHIBIT A TO
BENSON HILL, INC. RESTRICTED STOCK UNIT AGREEMENT — EARN OUT AWARD
LOCK-UP AGREEMENT
THIS LOCK-UP AGREEMENT (this “Lock-Up Agreement”) is made by and among (i) BENSON HILL, INC. (f/k/a STAR PEAK CORP II), a Delaware corporation (the “Company”), and (ii) JASON BULL (“you”).
WHEREAS, the Company, STPC II Merger Sub Corp., a Delaware corporation and a direct wholly-owned subsidiary of the Company, and Benson Hill Holdings, Inc. (f/k/a Benson Hill, Inc.), a Delaware corporation, entered into that certain Agreement and Plan of Merger, dated May 8, 2021 (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”);
WHEREAS, you are a holder of previously acquired shares of Common Stock of the Company, and/or equity incentive compensation of the Company as set forth in the Restricted Stock Unit Agreement to which this Lock-Up Agreement is attached, as well as previously awarded Company stock options; and
WHEREAS, in consideration for the Earn-Out RSUs, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties desire to enter into this Lock-Up Agreement, whereby any shares of Common Stock currently owned by you or acquired in settlement of your equity incentive compensation during the Lock-up Period (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”) shall become subject to limitations on disposition as set forth in this Lock-Up Agreement.
NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Lock-Up Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:
1.Lock-up Provisions.
a.You hereby agree not to (1) Transfer any Restricted Securities until the earlier of (x) the date that is six (6) months following the closing date of the Merger Agreement and (y) the date the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their equity holdings in the Company for cash, securities or other property (clause (y), a “Liquidity Event”, and such period, the “Lock-up Period”), and (2) from and after the execution of the Merger Agreement and until the end of the Lock-up Period, directly or indirectly, engage in any short sales or other hedging or derivative transactions in respect of Common Stock; provided that the foregoing restrictions shall not apply to the Transfer of any or all of the Restricted Securities owned by you made in respect of a Permitted Transfer (as defined below); provided, further, that in any of case of a Permitted Transfer, it shall be a condition to such Transfer that the transferee executes and delivers to the Company an agreement, in substantially the same form of this Lock-Up Agreement, stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Lock-Up Agreement applicable to you, and there shall be no further Transfer of such Restricted Securities except in accordance with this Lock-Up Agreement. As used herein, “Transfer” shall mean (i) the sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii). As used in this Lock-Up Agreement, the term “Permitted Transfer” shall mean a Transfer made: (A) by gift to a member of your immediate family, an estate planning vehicle or to a trust, the beneficiary of which is a member of your immediate family, an affiliate of such person or to a charitable organization; (B) by virtue of laws of descent and distribution upon your death; (C) pursuant to a qualified domestic relations order; (D) to the Company for no value for cancellation in connection with the consummation of a Liquidity Event or the cashless exercise of options or warrants of the Company (provided that, for the avoidance of doubt, any securities received in such cashless exercise shall be deemed to be Restricted Securities hereunder); (E) in the event of the Company’s liquidation prior to the completion of a Liquidity Event; or (F) in the event of completion of a liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of holders of Common Stock having the right to exchange their Common Stock for cash, securities or other property subsequent to the completion of a Liquidity Event.
b.If any Transfer is made or attempted contrary to the provisions of this Lock-Up Agreement, such purported Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the Restricted Securities as one of its shareholders for any purpose. In order to enforce this Section 1, the Company may impose stop-transfer instructions with respect to the Restricted Securities (and Permitted Transferees and assigns thereof) until the end of the Lock-up Period.
c.During the Lock-up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), THE ISSUER’S SECURITY HOLDER NAMED THEREIN AND CERTAIN OTHER PARTIES NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”
d.For the avoidance of any doubt, (i) you shall retain all of your rights as a stockholder of the Company during the Lock-up Period, including the right to vote, and to receive any dividends and distributions in respect of, any Restricted Securities, and (ii) the restrictions contained in clause (1) of Section 1 shall not apply to any Common Stock or other securities of the Company acquired by you in open market transactions or in any public or private capital raising transactions of the Company or otherwise to any Common Stock (or other securities of the Company) other than the Restricted Securities.

Exhibit A Lock-Up Agreement – 2

e.In connection with your written request, following the expiration of the Lock-up Period or in connection with a release of restrictions on Transfer pursuant to Section 1, the Company shall remove any restrictive legend included on the certificates (or, in the case of book-entry shares, any other instrument or record) representing your or permitted transferee’s ownership of Common Stock, and the Company shall issue a certificate (or evidence of the issuance of securities in book-entry form) without such restrictive legend or any other restrictive legend to the holder of the applicable Common Stock upon which it is stamped, if (i) such Common Stock are registered for resale under the Securities Act and the Registration Statement for such Common Stock has not been suspended pursuant to the Securities Act, the Exchange Act or the rules and regulations of the Commission promulgated thereunder, (ii) such Common Stock are sold or transferred pursuant to Rule 144, or (iii) such Common Stock are eligible for sale pursuant to Section 4(a)(1) of the Securities Act or Rule 144 without volume or manner-of-sale restrictions. Following the earlier of (A) the effective date of a Registration Statement registering such Common Stock or (B) Rule 144 becoming available for the resale of such Common Stock without volume or manner-of-sale restrictions, the Company, upon your written request or of your permitted transferee and the provision by such person of an opinion of reputable counsel reasonably satisfactory to the Company and the Company’s transfer agent, shall instruct the Company’s transfer agent to remove the legend from such Common Stock (in whatever form) and shall cause Company counsel to issue any legend removal opinion required by the transfer agent. Any fees (with respect to the transfer agent, Company counsel, or otherwise) associated with the removal of such legend (except for the provision of the legal opinion by you or its permitted transferee to the transfer agent referred to above) shall be borne by the Company. If a legend is no longer required pursuant to the foregoing, the Company will no later than two (2) Business Days following the delivery by you or its permitted transferee to the Company or the transfer agent (with notice to the Company) of a certificate imprinted with a legend (if applicable) representing such Common Stock and, to the extent required, a seller representation letter representing that such Common Stock may be sold pursuant to Rule 144, and a legal opinion of reputable counsel reasonably satisfactory to the Company and the transfer agent, deliver or cause to be delivered to the holder of such Common Stock a certificate representing such Common Stock (or evidence of the issuance of such Common Stock in book-entry form) that is free from all restrictive legends.
2.Miscellaneous.
a.Binding Effect; Assignment. This Lock-Up Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Lock-Up Agreement and all your obligations are personal to you and may not be transferred or delegated by you at any time without the prior written consent of the Company and Sponsor (as defined below). The Company may freely assign any or all of its rights under this Lock-Up Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining your consent or approval.
b.Third Parties. Nothing contained in this Lock-Up Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party; provided, that Star Peak Sponsor II LLC, a Delaware limited liability company (“Sponsor”), shall be an express third party beneficiary of

Exhibit A Lock-Up Agreement – 3

this Lock-Up Agreement and shall have the right to enforce the terms of this Lock-Up Agreement directly against you as if Sponsor were an original party hereto.
c.Construction; Interpretation. The headings set forth in this Lock-Up Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Lock-Up Agreement. No party hereto, nor its respective counsel, shall be deemed the drafter of this Lock-Up Agreement for purposes of construing the provisions hereof, and all provisions of this Lock-Up Agreement shall be construed according to their fair meaning and not strictly for or against any such party.
d.Amendments and Waivers. This Lock-Up Agreement may be amended or modified only with the written consent of the Company, Sponsor and you. The observance of any term of this Lock-Up Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party against whom enforcement of such waiver is sought. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Lock-Up Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision. The Company hereby represents, warrants, covenants and agrees that (i) if any Lock-Up Agreement signed by the Sponsor or a stockholder of the Company in connection with the transactions contemplated hereby is amended, modified or waived in a manner favorable to the Sponsor or such stockholder and that would be favorable to you, this Lock-Up Agreement shall be contemporaneously amended in the same manner and the Company shall provide prompt notice thereof to you, and (ii) if the Sponsor or any such stockholder is released from any or all of the lock-up restrictions under its Lock-Up Agreement, you will be similarly and contemporaneously released from the lock-up restrictions hereunder (which, for the avoidance, of doubt will include a release of the same percentage of your Restricted Securities) and the Company shall provide prompt notice thereof to you.
e.Specific Performance. You acknowledge that your obligations under this Lock-Up Agreement are unique, and you recognize and affirm that in the event of a breach of this Lock-Up Agreement by you, money damages will be inadequate and the Company will have no adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Lock-Up Agreement were not performed by you in accordance with their specific terms or were otherwise breached. Accordingly, the Company (or Sponsor on the Company’s behalf) shall be entitled to an injunction or restraining order to prevent breaches of this Lock-Up Agreement by you and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Lock-Up Agreement, at law or in equity.
f.Entire Agreement. This Lock-Up Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement or any ancillary documents under the Merger Agreement.

Exhibit A Lock-Up Agreement – 4

g.Further Assurances. From time to time, at another party’s written request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Lock-Up Agreement.
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Exhibit A Lock-Up Agreement – 5